EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of May 25, 2005, among Insurance Auto Auctions, Inc., an Illinois corporation (“IAAI”), IAAI Finance Corp., a Delaware corporation (“IAAI Finance”), Insurance Auto Auctions Corp., a Delaware corporation, IAA Services, Inc., an Illinois corporation, and IAA Acquisition Corp., a Delaware corporation (individually, a “Guarantor” and together, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, IAAI Finance and the Trustee heretofore executed and delivered an Indenture, dated as of April 1, 2005 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 11% Senior Notes due 2013 (the “Securities”) of IAAI Finance (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, Section 5.01(a) of the Indenture provides that upon the execution and delivery by IAAI to the Trustee of this Supplemental Indenture, IAAI shall be the successor Company under the Indenture and the Securities and shall succeed to, and be substituted for, and may exercise every right and power of, IAAI Finance under the Indenture and the Securities and IAAI Finance shall be discharged from all obligations and covenants under the Indenture and the Securities;

WHEREAS, pursuant to the Indenture, upon execution and delivery by each Guarantor to the Trustee of this Supplemental Indenture, such Guarantor shall be a Guarantor under the Indenture and the Securities;

WHEREAS, Section 9.01 of the Indenture provides that IAAI Finance, IAAI, the Guarantors and the Trustee may execute and deliver this Supplemental Indenture without notice to or consent of any Holder; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of IAAI, the Guarantors and IAAI Finance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, IAAI, the Guarantors, IAAI Finance and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Assumption by Successor Company, Guarantee

Section 1.1. Assumption of the Securities. IAAI hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by IAAI Finance under the Indenture and the Securities.

IAAI hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities and that it shall be the successor Company and shall succeed to, and be substituted for, and may exercise every right and power of, IAAI Finance, as the predecessor Company, under the Indenture and the Securities.

The Guarantors hereby agrees to guarantee the obligations of IAAI under the Indenture being assumed by IAAI pursuant to the terms of this Supplemental Indenture.

Section 1.2. Discharge of IAAI Finance. IAAI Finance is hereby expressly discharged from all debts, obligations, covenants and agreements under the Indenture and the Securities.

Section 1.3 Guarantee. Each Guarantor hereby agrees, fully and unconditionally, to guarantee the Guaranteed obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor. The Guarantee of the Guarantors is subject to the subordination provisions of the Indenture, and shall terminate and be of no further force and effect, and the Guarantors shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 11.06 of the Indenture.

Section 1.4. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by IAAI, the Guarantors, IAAI Finance and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound thereby.

Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.8. Successors. All agreements of IAAI and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.11. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 2.12. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.13. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by IAAI and IAAI Finance.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

INSURANCE AUTO AUCTIONS, INC.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAAI FINANCE CORP.

By:	/S/ JAMES J. CONNORS, II
Name:	James J. Connors, II
Title:	Vice President and Assistant Secretary

INSURANCE AUTO AUCTIONS CORP.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAA SERVICES, INC.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAA ACQUISITION CORP.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:	/S/ JEFFERY ROSE
Name:	Jeffery Rose
Title:	Vice President